Exhibit (a)(5)

GenCorp Announces Put Option
Notification for 2¼% Convertible Subordinated Debentures due 2024

     Sacramento, CA, October 24, 2011—GenCorp Inc. (“GenCorp”) (NYSE: GY) today announced that it is notifying holders of its 2¼% Convertible Subordinated Debentures due 2024 (the “Debentures”) that they have an option to require GenCorp to repurchase, on November 21, 2011, all or a portion of their Debentures at a purchase price equal to 100% of the principal amount of the Debentures to be repurchased, plus any accrued and unpaid interest (the “Option”).  As of October 19, 2011, the outstanding principal amount of the Debentures was $46,619,000.  Under the terms of the Debentures, GenCorp will pay the repurchase price in cash.  If all outstanding Debentures are surrendered for purchase pursuant to the Option, the aggregate cash purchase price will be $46,633,568, which includes accrued but unpaid interest.

     Later today, GenCorp will file a Tender Offer Statement on Schedule TO with the Securities and Exchange Commission. In addition, GenCorp’s company repurchase notice to holders (a copy of which will be attached as an exhibit to such Schedule TO) specifying the terms, conditions and procedures for exercising the Option, will be available through The Depository Trust Company and the paying agent, which is The Bank of New York Mellon Trust Company, N.A.  Each holder must make an independent decision regarding whether to exercise the Option, and GenCorp makes no recommendation in this regard.

     The opportunity to surrender Debentures for purchase pursuant to the Option will terminate at 5:00 p.m., New York City time, on November 21, 2011.  In order to exercise the Option, a holder must follow the procedures set forth in the company repurchase notice.  Holders may withdraw any Debentures previously surrendered for purchase at any time prior to 5:00 p.m., New York City time, on November 21, 2011.

     The address and telephone and fax numbers of The Bank of New York Mellon Trust Company, N.A. are c/o Bank of New York Mellon Corporation - Reorganization Unit, 101 Barclay Street - 7 East, New York, NY 10286, Attention: Diane Amoroso, Phone: (212) 815-2742, Fax: (212) 298-1915.

     This press release is for informational purposes only and is not an offer to purchase, or the solicitation of an offer to purchase, the Debentures.

Forward-Looking Statements

 Certain information contained in this release may be considered "forward-looking statements" as defined by Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended. GenCorp makes these statements in reliance on the safe harbor provisions provided under the Private Securities Litigation Reform Act of 1995. All statements in this release other than historical information may be deemed forward-looking statements. These statements present (without limitation) the expectations, beliefs, plans and objectives of management and future financial performance and assumptions underlying, or judgments concerning, the matters discussed in the statements. The words "believe," "estimate," "anticipate," "project," "may," "should," "will," "could" and "expect," and similar expressions, are intended to identify forward-looking statements.

Forward-looking statements involve certain risks, estimates, assumptions and uncertainties, including with respect to future sales and activity levels, cash flows, contract performance, the outcome of litigation and contingencies, environmental remediation and anticipated costs of capital. A variety of factors could cause actual results or outcomes to differ materially from those expected and expressed in our forward-looking statements. These factors, risks and uncertainties that could cause actual results or outcomes to differ from those expressed in the forward-looking statements include but are not limited to those described in the "Risk Factors" section of each Annual Report on Form 10-K and in any quarterly report on Form 10-Q filed with the Securities and Exchange Commission.

About GenCorp

GenCorp is a leading technology-based manufacturer of aerospace and defense products and systems with a real estate segment that includes activities related to the entitlement, sale and leasing of the Company's excess real estate assets. Additional information about the Company can be obtained by visiting the Company's website at http://www.GenCorp.com.

Contact information:
Investors: Kathy Redd, Chief Financial Officer, 916-355-2361
Media: Glenn Mahone, Vice President, Corporate Communications, 202-302-9941